CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form SB-2 of Explortex Energy, Inc. of our report dated June 6, 2006, on our audit of the balance sheet of Explortex Energy, Inc. as of April 30, 2006, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended April 30, 2006 and 2005 and for the period from March 25, 2004 (inception) to April 30, 2006.

Our report, dated June 6, 2006, contains an explanatory paragraph that states that Explortex Energy, Inc. has not realized any revenue from operations since inception and has an accumulated deficit at April 30, 2006. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our Firm under the caption of “Experts”.

/s/ PETERSON SULLIVAN PLLC

June 30, 2006
Seattle, Washington